Exhibit 5.1

GRAUBARD MILLER

THE CHRYSLER BUILDING

405 LEXINGTON AVENUE

NEW YORK, NEW YORK 10174

July 11, 2022

CorpHousing Group Inc.

2125 Biscayne Blvd
Suite 253
Miami, Florida 33137

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”)(No. 333-262114) filed by CorpHousing Group Inc. (“Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Securities Act”), covering up to 5,175,000 shares of Common Stock of the Company, including the 675,000 shares subject to the underwriters’ over-allotment option of the Company (“Public Shares”). The Registration Statement also includes registration of the up to 180,000 shares (“Warrant Shares”) of Common Stock issuable upon exercise of warrants issued to the underwriter in connection with the offering (“Underwriter Warrants”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.           Public Shares. When the Registration Statement becomes effective under the Securities Act and the Public Shares are issued, delivered and paid for as part of the Public Units, as contemplated by the Registration Statement, the Public Shares will be validly issued, fully paid and non-assessable.

2.       Underwriter Warrants and Warrant Shares.  When the Registration Statement becomes effective under the Securities Act, and the Underwriter Warrants are issued and delivered, the Underwriter Warrants shall be duly and validly issues and binding obligations of the company and the Warrant Shares issuable upon exercise of such Underwriter Warrants, when issued and sold in accordance with and in the manner described in the Registration Statement and Underwriter Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution, all applicable judicial and regulatory determinations in connection therewith and, as to the Public Shares, Underwriters Warrants and the Warrant Shares constituting legally binding obligations of the Company, with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller